UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                        Superconductive Components, Inc.
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                                (Name of Issuer)

                           Common stock, no par value
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                         (Title of Class of Securities)

                                    868048307
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [x]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
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CUSIP No. 868048307                                  Page  2  of  4  Pages
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1.       Names of Reporting Person:

         Curtis A. Loveland

         S.S. or I.R.S. Identification No. of Above Individual (optional):  N/A

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2.       Check the Appropriate Box if a Member of a Group:

                                                                (a) [ ]
                                                                (b) [ ]

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3.       SEC Use Only

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4.       Citizenship or Place of Organization:

         United States

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                                  5.   Sole Voting Power:

                                       251,864
       Number of                  6.   Shared Voting Power:
         Shares
      Beneficially
        Owned by                       0
          Each
        Reporting                 7.   Sole Dispositive Power:
         Person
          With:                        251,864
                                  8.   Shared Dispositive Power:

                                       0

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9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         251,864
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10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                            |_|
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11.      Percent of Class Represented by Amount in Row (9):
         13.8%

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12.      Type of Reporting Person:

         IN

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                                 SCHEDULE 13G/A
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CUSIP No. 868048307                                  Page  3  of  4  Pages
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ITEM 1.

         (a)      Name of Issuer:  Superconductive Components, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1145 Chesapeake Avenue, Columbus, Ohio  43212

ITEM 2.

         (a)      Name of Persons Filing:  Curtis A. Loveland

         (b)      Address of Principal Business Office, or, if  none, Residence:

                  Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, OH 43215

         (c)      Citizenship:  Mr. Loveland is a United States Citizen.

         (d)      Title of Class of Securities:  Common Stock, no par value.

         (e)      CUSIP Number:  868048307

ITEM 3.

         Not applicable.

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned: 251,864*

         (b)      Percent of Class:  13.8%

         (c)      Number of Shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        251,864

                  (ii)  Shared power to vote or to direct the vote:

                        0

                  (iii) Sole power to dispose or to direct the disposition of:

                        251,864

                  (iv) Shared power to dispose or to direct the disposition of:

                       0

* Includes 245,664 shares which Mr. Loveland holds as trustee of generation-skipping irrevocable trusts established by Edward R. and Ingeborg V. Funk. Mr. Loveland expressly disclaims beneficial ownership of these shares.

                                 SCHEDULE 13G/A
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CUSIP No. 868048307                                  Page  4  of  4  Pages
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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable.


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Dated:  February 11, 2002                 /s/ Curtis A. Loveland
                                          --------------------------------------
                                           Curtis A. Loveland